Exhibit 99.1

Gaiam Reports Fourth Quarter and FY 2005 Results

•                  Fourth quarter revenues increased 84.7% to $64.3 million

•                  Gross margin improved 1270 basis points year-over-year and 590 basis points sequentially

Broomfield, CO, March 13, 2006 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle-media company catering to people who value personal development, natural health and inspirational media, announced today results for its fourth quarter and year ended December 31, 2005.

Gaiam also announced that it will host a conference call today, March 13, 2006, at 2:30 p.m. MST (4:30 p.m. EST) to review the fourth quarter and full year 2005 results.

Dial-in No.: 800-369-3135

Passcode: GAIAM

For the fourth quarter, Gaiam generated revenue of $64.3 million, an increase of 84.7% over the $34.8 million recorded in the same period last year. Gaiam’s strong revenue growth in the fourth quarter was due to a combination of strong internal growth and sales of media titles acquired from GoodTimes Entertainment in September 2005. Internal revenue growth was 16.2% for the fourth quarter, 14.4% for the business segment and 17.4% in the direct to consumer segment. Revenues for Gaiam’s overall direct to consumer segment, including growth from acquisitions, increased 65.2% to $30.8 million in the fourth quarter. Gaiam’s business segment, including growth from acquisitions, increased 107.1% to $33.5 million in the fourth quarter.

Gross margin increased 1270 basis points to 61.4% in the fourth quarter of 2005, compared to 48.7% in the same period last year and 590 basis points from 55.5% reported in the third quarter of 2005. The increase was primarily due to higher media sales, lower COGS associated with doubling DVD sales volume and eliminated fees previously paid for third party distribution following the GoodTimes Entertainment transaction.

Operating expenses increased to 56.4% of revenue in the fourth quarter of 2005 from 48.7% in the comparable period last year, as a result of expenses associated with the GoodTimes Entertainment asset acquisition, primarily temporary transitional services. These expenses include approximately $2.5 million for redundant order fulfillment, distribution, systems and management support for the GoodTimes transaction, which were largely eliminated during the first quarter of 2006 as well as approximately $1.0 million of additional amortization of the acquired media library.

Operating income was $3.2 million in the fourth quarter of 2005, compared to a loss of $4 thousand in the prior year. Net income for the fourth quarter was $1.5 million or $0.07 per share, as compared to a net loss of $0.5 million or $(0.04) per share for the fourth quarter of 2004. Included in the fourth quarter results was a one time non-cash charge of $646 thousand or $0.02 per share related to Gaiam’s minority interest in LIME Media.

Revenue for the year ended December 31, 2005 increased 47.4% to $142.5 million compared to $96.7 million recorded in 2004. Internal revenue growth was 18.7% for the year, 20.9% for the business segment and 17.1% in the direct to consumer segment. Revenues for Gaiam’s overall direct to consumer segment, including growth from acquisitions, increased 38% to $72.3 million. Gaiam’s business segment, including growth from acquisitions, increased 58.6% to $70.2 million in 2005.

Gross profit margin for the year increased to 56.5% from 49.7%, an improvement of 680 basis points. Operating expenses decreased to 54.3% of revenue from 56.2%, a 190 basis points improvement despite the transition expenses from the GoodTimes transaction.

At the end of 2005, according to Nielsen’s VideoScan, Gaiam’s market share was ranked fifth in overall U.S. non-theatrical DVDs, up from thirteen at the end of 2004. As of year-end, Gaiam’s market share in the fitness/wellness DVD category was approximately 30%, up from 15% last year. Including titles acquired in the GoodTimes transaction, Gaiam’s market share of the fitness/wellness DVD category for 2005 was over 40%.

Gaiam delivered $9.4 million improvement in operating income for the year. Operating income, which excludes interest, taxes and the minority interest, was $3.1 million in 2005, compared to a loss of $6.3 million in the prior year. Net income for 2005 was $1.3 million or $0.08 per share, as compared to a net loss of $4.6 million or $(0.32) per share in 2004. Results reflect non-cash expense of $646 thousand or $0.02 per share related Gaiam’s minority interest in LIME Media.

Results also include $2.8 million in transition services expenses for the GoodTimes transaction.

“We are very pleased with our performance for both the fourth quarter and full year 2005,” said Jirka Rysavy, Chairman and Chief Executive Officer. “Our success is largely attributable to our highly leveragable operating model. Our media-focused strategy, the increasing gross margin and additional volume in our centralized distribution center should continue to improve our operating margin.”

“Our strong earnings results validate Gaiam’s business strategy and market position,” said Lynn Powers, President. “The GoodTimes Entertainment transaction positively impacted our financial performance even during this transition period and we are excited about the opportunities lying ahead. We are committed to improving the quality of people’s lives though our premier products and services and with our extensive media library and distribution network, we are well positioned for growth.”

During the four quarter Gaiam generated $5.5 million cash from its operations and increased its cash position from $10.2 million at September 30, 2005 to $15 million at December 31, 2005. Gaiam has no debt and an unused $15 million line of credit.

Depreciation and amortization for the quarter following the acquisition of the GoodTimes media library was $1.8 million and Gaiam expects depreciation and amortization for 2006 to be approximately $8 million. Gaiam expects to generate over $200 million in revenue in 2006, and currently believes gross margin for the year will be approximately 60%, 400 basis points above its expectation after the asset acquisition of GoodTimes Entertainment.

Additional guidance may be given on the conference call. A replay of the call will begin approximately one hour after the end of the call and will continue until midnight EST on March 18, 2006.

                Replay number: 800-294-3089

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Integrated Corporate Relations, Inc.
310-395-2215
jmills@icrinc.com

Gaiam, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Three months ended
	December 31, 2005		December 31, 2004

Net revenue	$64,322	100.0%	$34,828	100.0%

Cost of goods sold	24,826	38.6%	17,861	51.3%

Gross profit	39,496	61.4%	16,967	48.7%

Operating expenses	36,303	56.4%	16,971	48.7%

Income (loss) from operations	3,193	5.0%	(4)	0.0%

Other expense	(485)	-0.8%	(160)	-0.5%

Income (loss) before income taxes	2,708	4.2%	(164)	-0.5%

Income tax expense (benefit)	970	1.5%	(171)	-0.5%
Minority interest in net income of consolidated subsidiaries	(257)	-0.4%	(571)	-1.6%
Net income (loss)	$1,481	2.3%	$(564)	-1.6%

Shares outstanding:
Basic	20,254		14,723
Diluted	20,595		14,723

Earnings (loss) per share:
Basic	$0.07		$(0.04)
Diluted	$0.07		$(0.04)

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve months ended		Twelve months ended
	December 31, 2005		December 31, 2004

Net revenue	$142,492	100.0%	$96,657	100.0%

Cost of goods sold	61,977	43.5%	48,646	50.3%

Gross profit	80,515	56.5%	48,011	49.7%

Operating expenses	77,429	54.3%	54,301	56.2%

Income (loss) from operations	3,086	2.2%	(6,290)	-6.5%

Other income (expense)	(175)	-0.1%	109	0.1%

Income (loss) before income taxes	2,911	2.0%	(6,181)	-6.4%

Income tax expense (benefit)	974	0.7%	(2,440)	-2.5%

Minority interest in net income of consolidated subsidiaries	(601)	-0.4%	(897)	-0.9%
Net income (loss)	$1,336	0.9%	$(4,638)	-4.8%

Shares outstanding:
Basic	17,140	14,671
Diluted	17,354	14,671

Earnings (loss) per share:
Basic	$0.08		$(0.32)
Diluted	$0.08		$(0.32)

GAIAM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$15,028	$10,439
Accounts receivable, net of allowance for doubtful accounts of $748 in 2005 and $642 in 2004	28,067	14,033
Inventory, less allowances	20,792	16,503
Deferred advertising costs	3,917	2,635
Deferred tax assets	3,627	4,026
Other current assets	4,838	1,324
Total current assets	76,269	48,960

Property and equipment, net	9,428	7,857
Investments	6,822	7,865
Media library, net	38,339	10,884
Non-current deferred tax assets	7,282	2,657
Goodwill and other intangibles	17,541	9,757
Other assets	420	307
Total assets	$156,101	$88,287

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,843	$12,910
Accrued liabilities	12,649	3,698
Other current liabilities	561	864
Total current liabilities	39,053	17,472
Long-term liabilities	1,663	—
Total liabilities	40,716	17,472

Minority interest	8,099	4,469
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 15,010,736 and 9,411,897 shares issued and outstanding at December 31, 2005 and 2004, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at December 31, 2005 and 2004	1	1
Additional paid-in capital	95,840	54,933
Accumulated other comprehensive income	264	850
Retained earnings	11,180	10,561
Total stockholders’ equity	107,286	66,346
Total liabilities and stockholders’ equity	$156,101	$88,287